Exhibit 99.01

Planet Payment Announces Second Quarter 2014 Results

Second Quarter Net Income Increased to $1.5 million and

Adjusted EBITDA Increased to $2.8 million

LONG BEACH, N.Y., August 11, 2014 — Planet Payment, Inc. (NASDAQ:PLPM) (LSE:AIM:PPT), a leading provider of international payment and transaction processing and multi-currency processing services, announced today its results for the three months and six months ended June 30, 2014.

Financial Highlights for the Quarter Ended June 30, 2014

•                  Net revenue for the period increased to $11.9 million compared to $11.8 million in the second quarter of 2013.

•                  Net income for the period was $1.5 million compared to net income of $0.3 million in the second quarter of 2013.

•                  Adjusted EBITDA for the period was $2.8 million compared to $1.3 million in the second quarter of 2013. (See Table 1 for reconciliation of net income to Adjusted EBITDA).

•                  Total active merchant locations increased to approximately 80,000 (2013: approximately 44,000) (See Table 3 for explanation of this metric).

•                  Total settled dollar volume processed increased to $2.1 billion (2013: $1.7 billion) and total settled transactions processed increased to 26.3 million (2013: 14.9 million). (See Table 3 for explanation of these metrics).

•                  Settled multi-currency dollar volume processed totaled approximately $660 million (2013: $638 million). (See Table 3 for explanation of this metric).

Operational Highlights for the Quarter Ended June 30, 2014

•                  Continued roll out of Pay in Your Currency® service with Cielo, S.A. in Brazil

•                  Continued roll out of Pay in Your Currency with PT Bank of Central Asia in Indonesia and with Vantiv in the United States.

•                  Continued roll out of processing solution for Visa initiative in Mexico, adding transaction types.

•                  Continued rollout of UPOP e-commerce solution with new accounts in the United States.

•                  Launched MICROS Payment Gateway solution for hospitality and lodging merchants with Axia Payments in the United States.

Commenting on the results, Carl Williams, CEO and President of Planet Payment, Inc., said:

“We are hard at work executing a plan that we believe will generate revenue growth and profitability.  These efforts are starting to bear fruit as can be seen by the profitability in the quarter as compared to a year ago, and we shall ardently continue our efforts to achieve all of our goals.  The progress that we have made over the past few months shows us that we are on the right track and I am excited about our prospects for success as we look to the future.”

Outlook for Fiscal Year 2014

The Company reaffirmed its guidance for the year 2014, as follows:

•                  Net revenue estimated to be in the range of $52.1 million to $55.1 million.

•                  Net income estimated to be in the range of $4.1 million to $6.4 million.

•                  Adjusted EBITDA estimated to be in the range of $10.0 million to $12.3 million. (See Table 2 for reconciliation of prospective net income to Adjusted EBITDA).

•                  Fully diluted earnings per share estimated to be in the range of $0.06 to $0.10 based upon an estimated 56.0 million fully diluted common shares outstanding.

Conference Call

The Company will host a conference call to discuss second quarter 2014 financial results today at 5:00 pm New York time.  Carl Williams, Chief Executive Officer and President, and Robert Cox, Chief Financial Officer and Chief Operating Officer will host the call.  The call will be webcast live from the Company’s investor relations website at http://ir.planetpayment.com/.  The conference call can also be accessed live over the phone by dialing (877) 705-6003, or for international callers (201) 493-6725.  A replay will be available approximately two hours after the call concludes and can be accessed on our website or by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering the conference ID 13580989.  The replay will be available until our next earnings call on our website or via telephone until Monday, August 18, 2014.

Additional analysis of the Company’s performance can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Quarterly Report on Form 10-Q to be filed at www.sec.gov.

Notice Regarding Forward-Looking Statements.

Information contained in this announcement may include ‘forward-looking statements’. All statements other than statements of historical facts included herein, including, without limitation, those set forth in “Outlook for Fiscal Year 2014” and those regarding the financial position, business strategy, plans and objectives of management for future operations of both Planet Payment and its business partners, estimated net revenue, net income, Adjusted EBITDA, diluted earnings per share, estimated fully diluted common shares outstanding, tax rates, future service launches with customers and new initiatives and customer pipeline are forward-looking statements.  Such forward-looking statements are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in future, which assumptions may or may not be fulfilled in practice. Implementation of some or all of the new services referred to is subject to regulatory or other third party approvals.  Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by processors, acquirers, merchants and others may take longer than anticipated, or may not occur at all, regulatory changes and changes in card association regulations and practices, changes in domestic and international economic conditions and changes in volume of international travel and commerce and others. Additional risks may arise, with respect to commencing operations in new countries and regions, of which Planet Payment is not fully aware at this time. See the Company’s Quarterly Report on Form 10-Q, filed at www.sec.gov for other risk factors which investors should consider.  These forward-looking statements speak only as to the date of this announcement and cannot be relied upon as a guide to future performance. Planet Payment expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this announcement to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

About Planet Payment

Planet Payment is a leading provider of international payment processing and multi-currency processing services. We provide our services in 23 countries and territories across the Asia Pacific region,  the Americas, the Middle East, Africa and Europe, primarily through our more than 60 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services are integrated within the payment card transaction flow enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Contacts:

Planet Payment, Inc. Robert Cox (CFO)	Tel: + 1 516 670 3200 www.planetpayment.com

Canaccord Genuity Ltd (Nomad for Planet Payment)
Simon Bridges / Cameron Duncan	Tel: +44 20 7523 8000

Non-GAAP Financial Information

The Company provides certain non-GAAP financial measures in this announcement.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation.  These non-GAAP key business indicators, which include Adjusted EBITDA, should not be considered replacements for and should be read in conjunction with the GAAP financial measures.

We define Adjusted EBITDA as GAAP net income (loss) adjusted to exclude: (1) interest expense, (2) interest income, (3) provision (benefit) for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense and (6) certain other items management believes affect the comparability of operating results. Please see “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Table 1. Reconciliation of Net Income to Adjusted EBITDA

For the three and six months ended June 30, 2014 and 2013

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
ADJUSTED EBITDA:
Net income	$1,509,414	$304,691	$730,124	$676,607
Interest expense	15,816	15,765	31,986	28,911
Interest income	(288)	(312)	(463)	(524)
Provision for income taxes	199,705	67,974	193,695	68,567
Depreciation and amortization	730,984	669,430	1,477,297	1,405,036
Stock-based compensation expense	274,669	290,027	550,660	548,956
Restructuring charges	53,752	—	682,967	—
Adjusted EBITDA (non-GAAP)	$2,784,052	$1,347,575	$3,666,266	$2,727,553

Table 2. Reconciliation of Prospective Net Income to Adjusted EBITDA

For the year ending December 31, 2014

	Range
	Millions
ADJUSTED EBITDA:

Net income	$4.1	$6.4
Interest expense	0.1	0.1
Interest income	0.0	0.0
Provision for income taxes	0.8	0.8
Depreciation and amortization	3.0	3.0
Stock-based compensation expense	1.3	1.3
Restructuring charges	0.7	0.7
Adjusted EBITDA (non-GAAP)	$10.0	$12.3

Table 3.  Explanation of Key Metrics

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
KEY METRICS:
Consolidated gross billings(1)	$31,637,314	$30,406,907	$63,469,886	$62,908,833
Total settled dollar volume processed (2)	$2,104,436,930	$1,731,199,719	$4,099,711,638	$3,431,303,136
Total active merchant locations (at period end) (3)	79,811	44,467	79,811	44,467
Total settled transactions processed (4)	26,339,466	14,882,349	50,330,376	28,061,154
Multi-currency processing services key metrics:
Active merchant locations (at period end)(3)	34,720	23,509	34,720	23,509
Settled transactions processed(5)	3,293,739	3,015,374	6,465,430	6,059,344
Gross foreign currency mark-up(6)	$27,878,255	$26,089,431	$55,974,145	$54,336,023
Settled dollar volume processed(7)	$660,128,540	$637,806,403	$1,340,698,984	$1,335,672,927
Average net mark-up percentage on settled dollar volume processed(8)	1.14%	1.17%	1.12%	1.14%
Payment processing services key metrics:
Active merchant locations (at period end)(3)	45,113	20,979	45,113	20,979
Payment processing services revenue(9)	$3,759,059	$4,317,476	$7,495,741	$8,572,810
Settled transactions processed(10)	23,045,727	11,866,975	43,864,946	22,001,810
Settled dollar volume processed(11)	$1,444,308,390	$1,093,393,316	$2,759,012,654	$2,095,630,209

(1)                                 Represents gross foreign currency mark-up (see footnote 6) plus payment processing services revenue (see footnote 9).

(2)                                 Represents total settled dollar volume processed through both our multi-currency and payment processing services.

(3)                                 We consider a merchant location to be active as of a date if the merchant completed at least one revenue-generating transaction at the location during the 90-day period ending on such date. The total number of active merchant locations exceeds the total number of merchants, as merchants may have multiple locations. As of June 30, 2014 and 2013, there were 22 and 21 active merchant locations, respectively, included in both multi-currency and payment processing active merchant locations but are not included in total active merchant locations, in order to eliminate counting these locations twice.

(4)                                 Represents total settled transactions (excluding other transaction types such as authorizations and rate look-ups).

(5)                                 Represents settled transactions processed using our multi-currency processing services (excluding other transaction types such as authorizations and rate look-ups).

(6)                                 Represents the gross foreign currency mark-up amount on settled dollar volume processed using our multi-currency processing services. Gross foreign currency mark-up represents multi-currency processing services net revenue plus amounts paid to acquiring banks and their merchants associated with such multi-currency processing transactions. Management believes this metric is relevant because it provides the reader an indication of the gross mark-up derived from multi-currency transactions processed through our platform during a given period.

(7)                                 Represents the total settled dollar volume processed using our multi-currency processing services.

(8)                                 Represents the average net foreign currency mark-up percentage earned on settled dollar volume processed using our multi-currency processing services. The average net mark-up percentage on settled dollar volume processed is calculated by taking total multi-currency processing services net revenue ($7.5 million and $7.4 million for the three months ended June 30, 2014 and 2013, respectively, and $15.0 million and $15.3 million for the six months ended June 30, 2014 and 2013, respectively) and dividing by settled dollar volume processed (see footnote 7).  For the purposes of calculating “Average net mark-up percentage on Settled dollar volume processed”, multi-currency processing services revenue includes revenue related to multi-currency transactions only.

(9)                                 Represents revenue earned and reported on payment processing services.

(10)                          Represents settled transactions processed using our payment processing services (excluding other transaction types such as authorizations and rate look-ups).

(11)                          Represents the total settled dollar volume processed using our payment processing services.

Planet Payment, Inc. Condensed Consolidated Balance Sheets

	As of June 30,	As of December 31,
	2014	2013
	(unaudited)
Current assets:
Cash and cash equivalents	$7,336,577	$6,572,468
Restricted cash	4,293,638	3,471,023
Accounts receivable, net of allowances of $0.2 million as of June 30, 2014 and December 31, 2013	5,980,520	6,016,296
Prepaid expenses and other assets	1,486,307	1,457,660
Total current assets	19,097,042	17,517,447
Other assets:
Restricted cash	566,161	446,044
Property and equipment, net	2,313,899	2,198,640
Software development costs, net	4,839,704	4,904,415
Intangible assets, net	2,562,114	2,820,909
Goodwill	358,986	362,063
Security deposits and other assets	2,345,390	2,141,620
Total other assets	12,986,254	12,873,691
Total assets	$32,083,296	$30,391,138
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$408,523	$585,604
Accrued expenses	3,626,931	5,032,620
Due to merchants	3,787,708	3,018,900
Current portion of capital leases	511,779	466,010
Total current liabilities	8,334,941	9,103,134
Long-term liabilities:
Long-term portion of capital leases liability and deferred revenue	1,785,759	1,432,513
Total long-term liabilities	1,785,759	1,432,513
Total liabilities	10,120,700	10,535,647
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock— 10,000,000 shares authorized as of June 30, 2014 and December 31, 2013, $0.01 par value: Series A— 2,243,750 issued and outstanding as of June 30, 2014 and December 31, 2013; $8,975,000 aggregate liquidation preference	22,438	22,438
Common stock—250,000,000 shares authorized as of June 30, 2014 and December 31, 2013, $0.01 par value, and 55,355,794 and 55,037,488 issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	553,557	550,375
Additional paid-in capital	102,425,454	101,038,685
Accumulated other comprehensive income	122,261	135,231
Accumulated deficit	(81,161,114)	(81,891,238)
Total stockholders’ equity	21,962,596	19,855,491
Total liabilities and stockholders’ equity	$32,083,296	$30,391,138

The accompanying notes are an integral part of these financial statements

Planet Payment, Inc. Condensed Consolidated Statements of Operations (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue:
Net revenue	$11,884,605	$11,764,663	$23,059,722	$23,850,726
Operating expenses:
Cost of revenue:
Payment processing services fees	2,374,857	2,748,935	4,893,678	5,551,224
Processing and service costs	3,245,321	3,178,655	6,959,914	6,354,302
Total cost of revenue	5,620,178	5,927,590	11,853,592	11,905,526
Selling, general and administrative expenses	4,502,977	5,448,955	9,584,770	11,171,639
Restructuring charges	53,752	—	682,967	—
Total operating expenses	10,176,907	11,376,545	22,121,329	23,077,165
Income from operations	1,707,698	388,118	938,393	773,561
Other income (expense):
Interest expense	(15,816)	(15,765)	(31,986)	(28,911)
Interest income	288	312	463	524
Other income	16,949	—	16,949	—
Total other income (expense), net	1,421	(15,453)	(14,574)	(28,387)
Income before provision for income taxes	1,709,119	372,665	923,819	745,174
Provision for income taxes	(199,705)	(67,974)	(193,695)	(68,567)
Net income	$1,509,414	$304,691	$730,124	$676,607
Basic net income per share applicable to common stockholders	$0.02	$0.01	$0.01	$0.01
Diluted net income per share applicable to common stockholders	$0.02	$0.00	$0.01	$0.01
Weighted average common stock outstanding (basic)	53,802,936	52,832,451	53,621,071	52,805,938
Weighted average common stock outstanding (diluted)	54,767,440	54,570,476	55,288,195	54,672,972

The accompanying notes are an integral part of these financial statements

Planet Payment, Inc. Condensed Consolidated Statements of Cash Flows (unaudited)

	Six months ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$730,124	$676,607
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	585,793	548,956
Depreciation and amortization expense	1,477,297	1,405,036
Provision for doubtful accounts	3,248	230,644
Disposal of property and equipment	—	4,979
Gain on insurance settlement	—	(301,281)
Changes in operating assets and liabilities
Decrease in settlement assets	1,291,208	465,071
Decrease (increase) in accounts receivables, prepaid expenses and other current assets	3,881	(97,700)
Increase in security deposits and other assets	(203,770)	(345,503)
Decrease in accounts payable, accrued expenses and other long-term liabilities	(1,289,370)	(1,563,329)
Decrease in due to merchants	(1,345,015)	(611,430)
Other	6,611	(39,164)
Net cash provided by operating activities	1,260,007	372,886
Cash flows from investing activities:
Insurance proceeds	—	401,281
Increase in restricted cash	(2,233,940)	—
Increase in merchant reserves	2,113,823	—
Purchase of property and equipment	(87,681)	(684,667)
Capitalized software development	(718,593)	(807,027)
Purchase of intangible assets	(81,453)	(59,287)
Net cash used in investing activities	(1,007,844)	(1,149,700)
Cash flows from financing activities:
Proceeds from issuance of common stock	782,598	292,202
Principal payments on capital lease obligations	(270,652)	(203,874)
Net cash provided by financing activities	511,946	88,328
Effect of exchange rate changes on cash and cash equivalents(*)	—	—
Net increase (decrease) in cash and cash equivalents	764,109	(688,486)
Beginning of period	6,572,468	6,002,457
End of period	7,336,577	5,313,971
Supplemental disclosure:
Cash paid for:
Interest	$32,552	$31,146
Income taxes	396,692	201,946
Non-cash investing and financing activities:
Assets acquired under capital leases	$287,275	$464,729
Accrued capitalized hardware, software and fixed assets	88,992	63,507
Capitalized stock-based compensation	21,560	27,669

(*)                                 For the six months ended June 30, 2014 and 2013, the effect of exchange rate changes on cash and cash equivalents was inconsequential.

The accompanying notes are an integral part of these financial statements

Notes to Condensed Consolidated Financial Statements (unaudited)

1. Business description and basis of presentation

Business description

Planet Payment, Inc. together with its wholly owned subsidiaries (“Planet Payment,” the “Company,” “we,” or “our”) is a provider of international payment and transaction processing and multi-currency processing services. The Company provides its services to approximately 80,000 active merchant locations in 23 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through its acquiring bank and processor customers, as well as through its own direct sales force. The Company’s banks and their merchants with innovative services to accept, process and reconcile electronic payments.  The Company’s point-of-sale and e-commerce services are integrated within the payment card transaction process enabling its acquiring customers to process and reconcile payment transactions in multiple currencies, geographies and channels.  The Company’s ATM services provide its domestic and international acquirers with additional processing capabilities to help them increase revenue and improve customer satisfaction.  The Company also offers non-financial transaction processing services that allow merchants to offer a range of commercial services including pre-paid mobile phone top-up, bill payments and insurance premium payments, using the same point-of-sale devices deployed to accept payment cards.  The Company is a registered third party processor with the major card associations and operates in accordance with industry standards, including the Payment Card Industry, or PCI, Security Council’s Data Security Standards.

Basis of presentation

The condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying condensed consolidated financial statements include the accounts of Planet Payment, Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Unaudited consolidated interim financial information

The accompanying unaudited condensed consolidated interim financial statements as of June 30, 2014 and for the periods ended June 30, 2014 and 2013 have been prepared on the same basis as the annual consolidated financial statements. In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments, which are normal and recurring, necessary for a fair presentation of the statement of operations, financial position and cash flows. The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Operating results for the interim period ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.  The December 31, 2013 balance sheet information has been derived from the audited financial statements at that date. Certain information and disclosures normally included in annual consolidated financial statements have been omitted pursuant to the rules and regulation of the Securities and Exchange Commission, or SEC.